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                                                                      Exhibit 11

                FRONTIER NATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month periods ended March 31, 2001 and 2000.

                                                              Three Months
                                                             Ended March 31,
                                                          ----------------------
                                                             2001        2000
                                                          ----------  ----------
Basic Earnings Per Share:
 Net income...........................................    $  465,408  $  684,019
                                                          ==========  ==========

 Earnings on common shares............................    $  465,408  $  684,019
                                                          ==========  ==========

 Weighted average common shares
  outstanding - basic.................................     3,422,191   3,415,745
                                                          ==========  ==========

 Basic earnings per common share......................    $     0.14  $     0.20
                                                          ==========  ==========

Diluted Earnings Per Share:
 Net income...........................................    $  465,408  $  684,019
                                                          ==========  ==========

 Weighted average common shares
  outstanding - diluted...............................     3,519,332   3,461,848
                                                          ==========  ==========

 Diluted earnings per common share....................    $     0.13  $     0.20
                                                          ==========  ==========